Exhibit 99.2

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager Investor Relations

(405) 254-5839

GMX RESOURCES INC. Reports Second Quarter 2010 Operational Results:

Sequential Quarterly Production Rises 35%, Capital Expenditures Down 20% Year on Year,

Production Guidance Raised for 2011 and 2012.

Oklahoma City, Oklahoma, Wednesday, August 4, 2010 GMX RESOURCES INC., NYSE: ‘GMXR’; today reported operating results for the three and six months ended June 30, 2010 and re-affirmed 2010 guidance. The Company will release financial results for the second quarter and the first half of 2010 after the close of market on August 4, 2010. Please visit the Company website at www.gmxresources to view the second quarter presentation.

Operational and Corporate Highlights for the second quarter and first half of 2010 include:

•

Total production volumes increased by 35% to 4.31 billion cubic feet of natural gas equivalent (Bcfe) in the second quarter, compared to 3.20 Bcfe in the first quarter of 2010. This new Company record met median Company guidance. Stimulation and capacity delays reduced expected production by approximately 0.58 Bcfe otherwise 2Q10 production could have been up to 4.89 Bcfe.

•	Successful Bank Redetermination extends maturity to August 1, 2012, and increases Total Net Debt to EBITDA financial covenant.

•

Total production volumes increased 15% to 7.51 Bcfe in the first half of 2010 as compared to 6.53 Bcfe in the first half of 2009, achieved with 20% lower total capital expenditures as compared to the first half of 2009, keeping 2010 CAPEX guidance of $175MM on target.

•	The Company completed and placed on production six new Haynesville/Bossier (H/B) Shale wells during the second quarter.

•	The Company achieved drilling success rates of 100% in the second quarter and for the first half of 2010.

•	Production guidance for 2011 has been increased approximately 17% to a range of 28 to 30 Bcfe and for 2012 to a range of 32 to 34 Bcfe.

•	Sub-lease of 2nd H&P FlexRig 3™ keeps CAPEX on target.

•	Drilling Penetration Rates – Recent bit run data in the play shows the Company securing three out of the top four penetration rates and having the top five total bit run lengths.

•	Increase in production improves per Mcfe operating metrics.

Production Guidance

The Company achieved a record 4.31 Bcfe for the second quarter and expects to produce 17.5 to 19.0 Bcfe for 2010. We met the median of prior guidance, even with 0.58 Bcfe of 2Q10 production being delayed by fracture stimulation and downstream compression installation delays. As previously announced, the Company expects to produce 4.7 to 5.0 Bcfe in Q3 2010. Additionally, the Company is raising production guidance for 2011 to: 28 to 30 Bcfe; up from previous guidance of 24.0 to 25.5 Bcfe. Production for 2012 is now expected to be 32 to 34 Bcfe; up from 29.0 to 30.5 Bcfe. This increase in production guidance is attributable to improving well results and operational efficiencies. The Company increased production 15% in the first half of 2010 as compared to the same period in 2009 while deploying 20% less capital for first half 2010. Through the first six months of 2010 our capital expenditures were $86MM and we are on budget for full year 2010 CAPEX of $175MM.

Management Comments

Michael J. Rohleder, President, said “the second quarter represented an operational success on many levels for the Company as we transitioned our methodology. Additionally, we went through our regular bank redetermination exercise and accomplished all three of our objectives – confirmation of our $130 million borrowing base, relaxation of our debt covenants without cost to the Company and the addition of two very strong energy lenders – US Bank and Credit Suisse. The banks obviously get a very detailed engineering view of our current results and the future expectations for our business and their endorsement should give comfort to all the shareholders of GMXR”. Rohleder continued “there is a very active market for FlexRig 3™ rigs and we have taken the opportunity to sublease to another operator an additional rig from our contracted fleet. This reflects our confidence in reaching production goals in 2010 with fewer rigs and prudently managing our capital expenditures.”

2010 Second Quarter Operational Update

Total oil and gas production increased 35% to 4.31 Bcfe for the second quarter of 2010 as compared to 3.20 Bcfe for the first quarter of 2010 and 30% as compared to 3.31 Bcfe for the second quarter 2009. We met the median of prior guidance, even with approximately 0.58 Bcfe of 2Q10 production being delayed by frac dates and compression installation delays. Production of oil in the second quarter of 2010 increased to 24 MBbls as compared to 22 MBbls for the first quarter of 2010.

During the second quarter of 2010 the Company completed and brought on to production 6 H/B horizontal wells. As of June 30, 2010, the Company had 19 gross/18.6 net producing H/B horizontal wells. Production from H/B Hz wells accounted for 61% of total production for the second quarter of 2010 as compared to 31% for 2009. The Company’s total average daily production for the second quarter 2010 increased 33% to 47.3 MMcfe per day as compared to 35.5 MMcfe per day for the first quarter 2010.

Second quarter gas production was negatively impacted by fracture treatment stimulation delays and from downstream pipeline compressor capacity issues. As a result of frac stimulation delays, approximately 0.4 Bcfe of production was curtailed. Due to a temporary, reduced take away capacity we were limited in the amount of gas that we could produce from our Verhalen acreage for approximately 45 days. This resulted in approximately 0.182 Bcfe of production being curtailed during the second quarter as a result of these pipeline limitations. The capacity constraints have been eliminated due to the installation of a new 8” pipeline which connects the Verhalen acreage directly to a downstream trunkline, and the repair of faulty compressors. Without these two limiting factors, the Company would have achieved production for the quarter of approximately 4.89 Bcfe beating median guidance by 14%; as a result of improved well performance.

As announced on July 8, 2010, the Company subleased a second Helmerich & Payne (H&P) FlexRig 3™ #384 beginning in early July for a period of six months and coupled with the six month sublease of H&P FlexRig 3™ #417 that began in late March 2010. The Company intends to run a two rig program for approximately 75 days.

Well Results

Our H/B Hz well results are continuing to improve. In the second quarter, we focused on increasing the total proppant (lbs/lateral foot) used in our stimulations while decreasing the perforation spacing between clusters to 40-50 feet. In units where a direct comparison can be made, the newer completions placed an average of 66% more proppant in the laterals, resulting in a 21% higher 30 day cumulative production. Our focus will be to continuously evaluate the key variables including, optimum perforation spacing, greater sand concentrations and total proppant placed. Newer completions will be designed with these objectives in mind.

Management Comments

Ken L. Kenworthy, Jr., Chairman and Chief Executive Officer, said: “We continue to achieve meaningful improvements in operational metrics and efficiencies, highlighted by deploying 20% less capital over the first six months of 2010, as compared to 2009, while increasing production volumes 15%. Q2 was a record quarter for the Company as we grew sequential quarterly production by 35% and achieved our median guidance of 4.31 Bcfe. We have consistently delivered each quarter on the production goals and objectives we set for the Company, and strive to lower our completed well cost per lateral foot and operating expenses on a per well basis. We achieved record penetration rates in our laterals; mid-year CAPEX $86MM; and 2Q10 production of 4.31 Bcfe; improvement of individual well performances of 20%.”

Kenworthy continued: “The recent completion of our semi-annual bank redetermination, and strengthening of our bank group by adding Credit Suisse and U.S. Bank, confirms the belief and confidence that our bank syndicate has in our financial flexibility to economically drill and produce our high-graded inventory of H/B Hz undeveloped locations; while managing our liquidity and exposure to weak natural gas commodity prices. I am confident that we will continue to execute on our business plan; on an operationally and fiscally disciplined basis in the second half of 2010 and through coming years to achieve a cash flow positive capital budget.”

GMXR Second Quarter Earnings and Operational Update Conference

GMXR has scheduled a conference call for Thursday, August 5, 2010 at 10:00 a.m. CST (11:00 a.m. EST) to discuss second quarter 2010 financial and operating results. To access the call, dial 877-303-9132 or 408-337-0136 before the call begins. Please reference Pass code 84951331. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 12, 2010. To access the replay, please dial 800-642-1687 or 706-645-9291 and reference pass code 84951331. The corporate presentation being used for this call is available for download at http://www.gmxresources.com under the Events and Presentation tab.

GMX Resources Inc. is a ‘Pure Play’, E & P Company with one of the most concentrated Haynesville/Bossier (H/B) Horizontal Shale Operations in East Texas. The Company has 355 Bcfe in proved reserves (YE2009), 94% of which are natural gas. The Company’s proved reserves are 81% operated and consist of 22 gross /21.46 net H/B producers, 324 gross / 186.9 net Cotton Valley Sand (“CVS”) producers; and 47 net Travis Peak/Hosston Sands & Pettit producers. These multiple resource layers provide high probability and the potential for repeatable, organic growth and contain 270 net H/B Hz undrilled locations and 1,382 net CVS un-drilled locations.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.